UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 9, 2008
comScore, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-1158172	54-1955550

(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)
11465 Sunset Hills Road
Suite 200
Reston, Virginia 20190
(Address of principal executive offices, including zip code)
(703) 438-2000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Contemporary Arrangements of Certain Officers.
(d). Election of Directors
On May 9, 2008, the board of directors (the “Board”) of comScore, Inc. (the “Company”) elected Jeffrey Ganek to serve on the Board as a Class III director, whose term will expire at the 2010 annual meeting of stockholders. Mr. Ganek is expected to serve on the Audit Committee of the Board following the Company’s 2008 annual meeting of stockholders.
The Company’s non-employee directors are eligible to receive stock awards and option grants under the Company’s 2007 Equity Incentive Plan. The Company’s non-employee directors are entitled to an annual grant of restricted stock having a value of $50,000 at the time of grant. The total amount of each annual grant of restricted stock shall remain unvested until the earlier of (i) the date of the respective director’s first anniversary of joining the Board, (ii) the date of the first annual stockholders’ meeting following the date of grant or (iii) a change of control. The Board has discretion to accelerate or modify such vesting schedule due to special circumstances. In connection with his election to the Board, Mr. Ganek will receive an initial grant of restricted stock having a value of $50,000 at the time of grant under the Company’s 2007 Equity Incentive Plan.
A copy of the press release announcing the appointment of Mr. Ganek is attached as Exhibit 99.1 hereto.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 14, 2008, announcing the appointment and nomination of new directors of comScore, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

comScore, Inc.
By:	Christiana L. Lin
Christiana L. Lin
General Counsel and Chief Privacy Officer

Date: May 14, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 14, 2008, announcing the appointment and nomination of new directors of comScore, Inc.